Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
THIRD QUARTER OF FISCAL 2026 RESULTS

Net Income of $1.35 million in the March 2026 Quarter, Down 6% from the Sequential Quarter and
Down 27% from the Comparable Quarter Last Year

Net Interest Margin of 3.13% in the March 2026 Quarter, Up 10 Basis Points from the Sequential
Quarter and Up 11 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.03 Billion at March 31, 2026, Down 2% from $1.05 Billion at June
30, 2025

Total Deposits of $892.9 Million at March 31, 2026, up from $888.8 million at June
30, 2025

Non-Performing Assets to Total Assets Ratio of 0.08% at March 31, 2026, Down from 0.11% at June 30, 2025

Riverside, Calif. – April 28, 2026 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the third quarter of the fiscal year ending June 30, 2026.
The Company reported net income of $1.35 million, or $0.21 per diluted share (on 6.45 million average diluted shares outstanding), for the quarter ended March 31, 2026, down six percent from $1.44 million, or $0.22 per diluted share (based on 6.53 million average diluted shares outstanding), in the second quarter of fiscal 2026, and down 27 percent from net income of $1.86 million, or $0.28 per diluted share (based on 6.73 million average diluted shares outstanding), in the comparable period a year ago. The decrease from the sequential quarter primarily reflected a $326,000 provision for credit losses, in contrast to a $158,000 recovery of credit losses, and a $204,000 decrease in non-interest income (mainly due to lower unrealized gains on other equity investments and loan prepayment fees), partially offset by a $310,000 decrease in non-interest expense (mainly due to a non-recurring $214,000 pre-litigation voluntary mediation settlement expense related to an employment matter, recorded in the second quarter of fiscal 2026) and a $239,000 increase in net interest income (mainly due to a $274,000 special cash dividend received from the Federal Home Loan Bank (“FHLB”) – San Francisco). The decrease from the comparable quarter last year was due primarily to a $326,000 provision for credit losses in contrast to a $391,000 recovery of credit losses and a $194,000 decrease in non-interest income, partly offset by a $217,000 decrease in non-interest expense.
 For the nine months ended March 31, 2026, net income decreased $158,000, or three percent, to $4.47 million from $4.63 million in the comparable period in fiscal 2025. Diluted earnings per share for the nine months ended March 31, 2026 was unchanged at $0.68 per share from the comparable nine-month period last year. The decrease in net income was primarily attributable to a $287,000 increase in the provision for income taxes (of which $251,000 was attributable to the write-off of deferred tax assets related to the expiration of non-qualified stock options) and a $208,000 decrease in non-interest income (primarily due to a decrease in the unrealized gain on other equity investments).
“During the third quarter, our net interest margin continued to expand, credit quality remained excellent, and operating expenses were well managed. Our Board of Directors authorized a new stock repurchase program for up to five percent of the Company's outstanding shares, underscoring our strong capital position and confidence in our long-term outlook. We continued to execute with discipline, maintaining strong underwriting standards and prudent pricing, and we remain well positioned to deliver continued value to our shareholders,” said Donavon P. Ternes, President and Chief Executive Officer.
“We also mourn the passing of Bill Thomas, a valued member of our Board of Directors since 1997. We are grateful for Bill's many years of service, his unwavering commitment to Provident, his selfless leadership, and the wisdom he shared so generously,” concluded Ternes.
Return on average assets was 0.45 percent for the third quarter of fiscal 2026, compared to 0.47 percent in the second quarter of fiscal 2026 and 0.59 percent for the third quarter of fiscal 2025. Return on average stockholders’ equity for the third quarter of fiscal 2026 was 4.21 percent, compared to 4.44 percent for the second quarter of fiscal 2026 and 5.71 percent for the third quarter of fiscal 2025.
In the third quarter of fiscal 2026, net interest income decreased $49,000 or one percent to $9.16 million from $9.21 million for the same quarter last year. The slight decrease reflected the impact of a $47.5 million, or four percent, decline in average interest-earning assets to $1.17 billion, which was largely offset by an 11 basis point expansion in the net interest margin to 3.13 percent from 3.02 percent. The margin improvement was driven by a decline in average funding costs, which fell 11 basis points to 1.80 percent from 1.91 percent, due primarily to a lower cost of borrowings, while the average yield on interest-earning assets was unchanged at 4.73 percent in both periods.
Interest income on loans receivable decreased $663,000, or five percent, to $12.71 million in the third quarter of fiscal 2026 from $13.37 million in the same quarter last year, primarily due to both a lower average loan yield and a lower average loan balance. The average yield on loans receivable decreased 15 basis points to 4.91 percent from 5.06 percent in the same quarter last year, reflecting an increase in net deferred loan cost amortization to $656,000 from $239,000 in the same quarter last year, partly offset by the effect of adjustable rate loan repricing. For the last 12-month period, approximately $465.8 million of adjustable-rate loans repriced to a weighted average rate of 7.10 percent, up 17 basis points from 6.93 percent prior to repricing. Despite the lower average yield during the period, the weighted-average rate on the loan portfolio increased five basis points to 5.20 percent at March 31, 2026 from 5.15 percent a year ago, reflecting the benefit of adjustable-rate loans repricing higher during the last 12-month period. The average balance of loans receivable decreased $21.9 million, or two percent, to $1.03 billion, as loan principal payments received of $52.1 million, up 127 percent from $23.0 million in the same quarter last year, exceeded loans originated for investment of $44.2 million, which were up 58 percent from $27.9 million in the same quarter last year.
Interest income from investment securities decreased $64,000, or 14 percent, to $395,000 in the third quarter of fiscal 2026 from $459,000 for the same quarter of fiscal 2025. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $20.0 million, or 17 percent, to $98.4 million in the third quarter of fiscal 2026, reflecting the continued runoff of the held-to-maturity portfolio. The average yield on investment securities increased six basis points to 1.61 percent in the third quarter of fiscal 2026 from 1.55 percent for the same quarter last year, resulting from a lower premium amortization ($57,000 vs. $86,000).
In the third quarter of fiscal 2026, the Bank received $488,000 in cash dividends from the FHLB – San Francisco stock and other equity investments, up 129 percent from $213,000 in the same quarter last year. The increase was primarily due to a $274,000 special cash dividend received from the FHLB – San Francisco, which is not expected to recur. Excluding the special dividend, recurring dividend income was essentially flat with the same quarter last year, reflecting a stable underlying dividend rate on a largely unchanged average balance of approximately $10.2 million.
Interest income from interest-earning deposits, primarily cash deposited at the FRB of San Francisco, was $272,000 in the third quarter of fiscal 2026, down $117,000 or 30 percent from $389,000 in the same quarter of fiscal 2025. The decrease was due to both a lower average yield and a lower average balance. The average yield decreased 76 basis points to 3.66 percent from 4.42 percent in the same quarter last year, due to a lower average interest rate on FRB reserve balances following decreases in the targeted federal funds rate since the same quarter last year. The average balance decreased $5.4 million, or 16 percent, to $29.7 million in the third quarter of fiscal 2026 from $35.2 million in the same quarter last year.
Interest expense on deposits for the third quarter of fiscal 2026 was $2.88 million, an increase of $136,000 or five percent from $2.75 million for the same period last year, reflecting higher rates paid on average deposits of $881.5 million compared to $885.0 million in the same quarter last year. The average cost of deposits increased seven basis points to 1.33 percent from 1.26 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit.
Since June 30, 2025, transaction account balances, or “core deposits,” decreased $7.2 million, or one percent, to $569.3 million at March 31, 2026, while time deposits increased $11.3 million, or four percent, to $323.6 million at March 31, 2026, reflecting continued customer preference for higher-yielding deposit products. Brokered certificates of deposit totaled $134.4 million at March 31, 2026, up $3.4 million, or three percent, from $131.0 million at June 30, 2025, while the weighted average cost of brokered certificates of deposit declined 31 basis points to 3.93 percent from 4.24 percent at June 30, 2025, reflecting the lower interest rate environment.
Interest expense on borrowings, primarily comprised of FHLB advances, decreased $656,000, or 27 percent, to $1.82 million during the third quarter of fiscal 2026 from $2.47 million for the same period last year. This decrease was due to a $42.8 million, or 19 percent, decrease in average borrowings to $179.0 million from $221.8 million, as well as a 41 basis point decrease in the average cost of borrowings to 4.11 percent from 4.52 percent, reflecting the lower interest rate environment.
At March 31, 2026, the Bank had approximately $232.0 million of remaining borrowing capacity with the FHLB, an additional $192.3 million available through a borrowing facility with the FRB of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $474.3 million at March 31, 2026.
During the third quarter of fiscal 2026, the Company recorded a provision for credit losses of $326,000, which included a $26,000 provision related to unfunded loan commitment reserves. This compares with a $391,000 recovery of credit losses in the same quarter last year and a $158,000 recovery of credit losses in the second quarter of fiscal 2026 (the sequential quarter). The provision for credit losses was primarily due to an increase in the expected life of the loan portfolio attributable to an increase in mortgage interest rates during the quarter.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased $436,000, or 31 percent, to $978,000, representing 0.08 percent of total assets at March 31, 2026, compared to $1.4 million, or 0.11 percent, of total assets at June 30, 2025. At March 31, 2026, non-performing loans were comprised of four single-family loans and one multi-family loan, compared to seven single-family loans and one multi-family loan at June 30, 2025. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended March 31, 2026 and 2025.
Classified assets were $2.6 million at March 31, 2026, consisting of $611,000 of loans in the special mention category and $2.0 million of loans in the substandard category. This compares to $5.0 million at June 30, 2025, consisting of $1.1 million of loans in the special mention category and $3.9 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $5.9 million, or 0.58 percent of gross loans held for investment, at March 31, 2026, down from $6.4 million, or 0.62 percent of gross loans held for investment, at June 30, 2025. The decrease in the allowance for credit losses was due primarily to a shorter estimated average life of the loan portfolio attributable to a decline in mortgage interest rates from June 30, 2025. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at March 31, 2026.

Non-interest income decreased $194,000, or 21 percent, to $713,000 in the third quarter of fiscal 2026 from $907,000 in the same period last year, primarily due to a decrease in other non-interest income, attributable primarily to a lower unrealized gain on other equity investments. On a sequential quarter basis, non-interest income decreased $204,000, or 22 percent, primarily due to a decrease in other non-interest income, the result of a lower unrealized gain on other equity investments and a decrease in loan servicing and other fees, attributable primarily to lower loan prepayment fees.
Non-interest expense decreased $217,000, or three percent, to $7.64 million in the third quarter of fiscal 2026 from $7.86 million in the same quarter last year, primarily due to a $184,000, or 18 percent, decrease in other non-interest expenses, primarily reflecting a $239,000 non-recurring litigation settlement expense recorded in the third quarter of fiscal 2025. On a sequential quarter basis, non-interest expense decreased $310,000, or four percent, from the second quarter of fiscal 2026, primarily due to the absence of the $214,000 non-recurring pre-litigation voluntary mediation settlement expense recorded in the prior quarter.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the third quarter of fiscal 2026 was 77.35 percent, virtually unchanged from 77.64 percent in the same quarter last year. The ratio improved from 80.77 percent in the second quarter of fiscal 2026 (the sequential quarter), primarily due to the absence of the non-recurring mediation settlement expense recorded in the prior quarter and higher net interest income in the current quarter.
The Company’s provision for income taxes was $557,000 for the third quarter of fiscal 2026, down 30 percent from $797,000 in the same quarter last year and down nine percent from $614,000 in the second quarter of fiscal 2026 (the sequential quarter). The decrease compared to the same quarter last year was due to both lower pre-tax income and a slight reduction in the effective tax rate to 29.1 percent from 30.0 percent. The decrease compared to the sequential quarter similarly reflected lower pre-tax income, with the effective tax rate declining to 29.1 percent from 30.0 percent in the prior quarter.
The Company repurchased 91,532 shares of its common stock at an average cost of $16.18 per share during the quarter ended March 31, 2026. As of March 31, 2026, a total of 264,579 shares remain available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, April 29, 2026 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Wednesday, May 6, 2026 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.

For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement
This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.
There are a number of important factors that could cause actual results to differ materially from those express or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: adverse economic conditions in the Company’s local market areas or other markets in which it has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, and their effect on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks associated with lending activities, including loan delinquencies, charge-offs, changes in the allowance for credit losses (“ACL”), and the provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; the quality and composition of the Company’s securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; liquidity risks, including the Company’s ability to borrow funds or raise additional capital, if necessary; the Company’s ability to successfully implement key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; results of examinations by regulatory authorities, including the possibility that a regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or its bank subsidiary that could require the Company to increase its ACL, write down assets, alter its regulatory capital position, affect its ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions, any of which could adversely affect its liquidity and earnings; the Company’s ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislative or regulatory changes, including but not limited to changes in capital requirements, banking regulation, tax laws, or consumer protection laws; the use of estimates in determining the fair value of assets, which may prove inaccurate; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, South America and Asia, or the imposition of new or increased tariffs or trade restrictions, which could disrupt financial markets, global supply chains, commodity prices, or economic activity; staffing fluctuations in response to changes in product demand or corporate implementation strategies; the Company’s ability to pay dividends on its common stock; environmental, social and governance matters; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on the Company’s website at www.myprovident.com and on the SEC’s website at www.sec.gov.
We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Assets
Cash and cash equivalents	$57,126	$54,370	$49,407	$53,090	$50,915
Investment securities - held to maturity, at cost with no allowance for credit losses	93,997	98,899	103,877	109,399	113,617
Investment securities - available for sale, at fair value	1,346	1,404	1,544	1,607	1,681
Loans held for investment, net of allowance for credit losses of $5,934, $5,634, $5,780, $6,424 and $6,577, respectively; includes $997, $1,006, $1,010, $1,018 and $1,032 of loans held at fair value, respectively	1,029,644	1,037,655	1,041,776	1,045,745	1,058,980
Accrued interest receivable	4,196	4,106	4,180	4,215	4,263
FHLB - San Francisco stock and other equity investments, includes $622, $721, $702, $730 and $721 of other equity investments at fair value, respectively	10,190	10,289	10,270	10,298	10,289
Premises and equipment, net	9,551	9,836	8,992	9,324	9,388
Prepaid expenses and other assets	11,574	11,333	10,761	11,935	11,047
Total assets	$1,217,624	$1,227,892	$1,230,807	$1,245,613	$1,260,180

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$84,628	$75,316	$79,007	$83,566	$89,103
Interest-bearing deposits	808,257	797,118	795,832	805,206	812,216
Total deposits	892,885	872,434	874,839	888,772	901,319

Borrowings	184,053	213,060	213,066	213,073	215,580
Accounts payable, accrued interest and other liabilities	14,113	14,907	14,532	15,223	14,406
Total liabilities	1,091,051	1,100,401	1,102,437	1,117,068	1,131,305

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,323,219, 6,414,751, 6,511,011, 6,577,718 and 6,653,822 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,553	99,434	99,306	99,149	99,096
Retained earnings	214,156	213,693	213,163	212,403	211,701
Treasury stock at cost (11,906,396, 11,814,864, 11,718,604, 11,651,897, and 11,575,793 shares, respectively)	(187,333)	(185,836)	(184,300)	(183,207)	(182,121)
Accumulated other comprehensive income, net of tax	14	17	18	17	16
Total stockholders’ equity	126,573	127,491	128,370	128,545	128,875
Total liabilities and stockholders’ equity	$1,217,624	$1,227,892	$1,230,807	$1,245,613	$1,260,180

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Interest income:
Loans receivable, net	$12,705	$13,368	$38,908	$39,441
Investment securities	395	459	1,236	1,412
FHLB - San Francisco stock and other equity investments	488	213	913	636
Interest-earning deposits	272	389	899	1,036
Total interest income	13,860	14,429	41,956	42,525

Interest expense:
Checking and money market deposits	54	46	161	150
Savings deposits	219	127	587	356
Time deposits	2,609	2,573	8,045	7,738
Borrowings	1,815	2,471	6,146	7,694
Total interest expense	4,697	5,217	14,939	15,938

Net interest income	9,163	9,212	27,017	26,587
Provision for (recovery of) credit losses	326	(391)	(458)	(502)
Net interest income, after provision for (recovery of) credit losses	8,837	9,603	27,475	27,089

Non-interest income:
Loan servicing and other fees	125	135	447	299
Deposit account fees	271	276	809	856
Card and processing fees	280	291	868	911
Other	37	205	319	585
Total non-interest income	713	907	2,443	2,651

Non-interest expense:
Salaries and employee benefits	4,813	4,776	14,366	14,235
Premises and occupancy	884	880	2,682	2,748
Equipment	444	417	1,329	1,139
Professional	325	386	1,181	1,224
Sales and marketing	179	181	485	541
Deposit insurance premiums and regulatory assessments	157	195	499	568
Other	837	1,021	2,680	2,718
Total non-interest expense	7,639	7,856	23,222	23,173
Income before income taxes	1,911	2,654	6,696	6,567
Provision for income taxes	557	797	2,225	1,938
Net income	$1,354	$1,857	$4,471	$4,629

Basic earnings per share	$0.21	$0.28	$0.69	$0.69
Diluted earnings per share	$0.21	$0.28	$0.68	$0.68
Cash dividends per share	$0.14	$0.14	$0.42	$0.42

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2026	2025	2025	2025	2025
Interest income:
Loans receivable, net	$12,705	$13,072	$13,131	$13,102	$13,368
Investment securities	395	411	430	446	459
FHLB - San Francisco stock and other equity investments	488	214	211	209	213
Interest-earning deposits	272	253	374	342	389
Total interest income	13,860	13,950	14,146	14,099	14,429

Interest expense:
Checking and money market deposits	54	56	51	40	46
Savings deposits	219	197	171	144	127
Time deposits	2,609	2,672	2,764	2,798	2,573
Borrowings	1,815	2,101	2,230	2,235	2,471
Total interest expense	4,697	5,026	5,216	5,217	5,217

Net interest income	9,163	8,924	8,930	8,882	9,212
Provision for (recovery of) credit losses	326	(158)	(626)	(164)	(391)
Net interest income, after provision for (recovery of) credit losses	8,837	9,082	9,556	9,046	9,603

Non-interest income:
Loan servicing and other fees	125	176	146	120	135
Deposit account fees	271	273	265	256	276
Card and processing fees	280	286	302	354	291
Other	37	182	100	150	205
Total non-interest income	713	917	813	880	907

Non-interest expense:
Salaries and employee benefits	4,813	4,783	4,770	4,771	4,776
Premises and occupancy	884	851	947	886	880
Equipment	444	479	406	403	417
Professional	325	442	414	355	386
Sales and marketing	179	158	148	173	181
Deposit insurance premiums and regulatory assessments	157	177	165	172	195
Other	837	1,059	784	860	1,021
Total non-interest expense	7,639	7,949	7,634	7,620	7,856
Income before income taxes	1,911	2,050	2,735	2,306	2,654
Provision for income taxes	557	614	1,054	680	797
Net income	$1,354	$1,436	$1,681	$1,626	$1,857

Basic earnings per share	$0.21	$0.22	$0.26	$0.25	$0.28
Diluted earnings per share	$0.21	$0.22	$0.25	$0.24	$0.28
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
SELECTED FINANCIAL RATIOS:
Return on average assets	0.45%	0.59%	0.49%	0.50%
Return on average stockholders' equity	4.21%	5.71%	4.61%	4.72%
Stockholders’ equity to total assets	10.40%	10.23%	10.40%	10.23%
Net interest spread	2.93%	2.82%	2.87%	2.74%
Net interest margin	3.13%	3.02%	3.05%	2.92%
Efficiency ratio	77.35%	77.64%	78.83%	79.26%
Average interest-earning assets to average interest- bearing liabilities	110.59%	110.25%	110.62%	110.38%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.21	$0.28	$0.69	$0.69
Diluted earnings per share	$0.21	$0.28	$0.68	$0.68
Book value per share	$20.02	$19.37	$20.02	$19.37
Shares used for basic EPS computation	6,367,057	6,679,808	6,465,674	6,753,060
Shares used for diluted EPS computation	6,446,802	6,732,794	6,535,284	6,796,743
Total shares issued and outstanding	6,323,219	6,653,822	6,323,219	6,653,822

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$28,828	$22,163	$78,367	$74,195
Multi-family	13,813	4,087	32,242	15,772
Commercial real estate	1,540	1,135	5,334	2,760
Commercial business loans	—	500	—	550
Total loans originated for investment	$44,181	$27,885	$115,943	$93,277

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/26	12/31/25	09/30/25	06/30/25	03/31/25
SELECTED FINANCIAL RATIOS:
Return on average assets	0.45%	0.47%	0.55%	0.53%	0.59%
Return on average stockholders' equity	4.21%	4.44%	5.17%	5.01%	5.71%
Stockholders’ equity to total assets	10.40%	10.38%	10.43%	10.32%	10.23%
Net interest spread	2.93%	2.86%	2.83%	2.76%	2.82%
Net interest margin	3.13%	3.03%	3.00%	2.94%	3.02%
Efficiency ratio	77.35%	80.77%	78.35%	78.06%	77.64%
Average interest-earning assets to average interest-bearing liabilities	110.59%	110.66%	110.60%	110.41%	110.25%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.21	$0.22	$0.26	$0.25	$0.28
Diluted earnings per share	$0.21	$0.22	$0.25	$0.24	$0.28
Book value per share	$20.02	$19.87	$19.72	$19.54	$19.37
Average shares used for basic EPS	6,367,057	6,462,230	6,565,592	6,604,758	6,679,808
Average shares used for diluted EPS	6,446,802	6,530,894	6,626,012	6,653,214	6,732,794
Total shares issued and outstanding	6,323,219	6,414,751	6,511,011	6,577,718	6,653,822

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$28,828	$30,415	$19,124	$18,303	$22,163
Multi-family	13,813	9,925	8,504	9,343	4,087
Commercial real estate	1,540	1,782	2,012	1,017	1,135
Construction	—	—	—	725	—
Commercial business loans	—	—	—	—	500
Total loans originated for investment	$44,181	$42,122	$29,640	$29,388	$27,885

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	03/31/26	12/31/25	09/30/25	06/30/25	03/31/25
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$23	$23	$23
Allowance for credit losses on loans held for investment	$5,934	$5,634	$5,780	$6,424	$6,577
Non-performing loans to loans held for investment, net	0.09%	0.10%	0.18%	0.14%	0.13%
Non-performing assets to total assets	0.08%	0.08%	0.15%	0.11%	0.11%
Allowance for credit losses on loans to gross loans held for investment	0.58%	0.55%	0.56%	0.62%	0.62%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$978	$990	$1,888	$1,414	$1,395
Loans 30 to 89 days delinquent	$1	$1	$—	$2	$199

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	03/31/26	12/31/25	09/30/25	06/30/25	03/31/25
(Recovery) recourse provision for loans sold	$—	$—	$—	$—	$—
Provision for (recovery of) credit losses	$326	$(158)	$(626)	$(164)	$(391)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	03/31/26	12/31/25	09/30/25	06/30/25	03/31/25
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.98%	9.79%	9.55%	10.11%	9.85%
Common equity tier 1 capital ratio	19.01%	18.67%	18.19%	19.50%	19.01%
Tier 1 risk-based capital ratio	19.01%	18.67%	18.19%	19.50%	19.01%
Total risk-based capital ratio	19.96%	19.56%	19.09%	20.51%	20.03%

	As of March 31,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$203	4.10%	$328	4.85%
U.S. government sponsored enterprise MBS	89,627	1.60	109,718	1.60
U.S. government sponsored enterprise CMO	4,167	2.75	3,571	2.13
Total investment securities held to maturity	$93,997	1.66%	$113,617	1.62%

Available for sale (at fair value):
U.S. government agency MBS	$902	5.41%	$1,119	4.72%
U.S. government sponsored enterprise MBS	373	6.14	482	6.91
Private issue CMO	71	5.65	80	6.10
Total investment securities available for sale	$1,346	5.62%	$1,681	5.41%
Total investment securities	$95,343	1.71%	$115,298	1.68%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of March 31,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$548,441	4.69%	$545,377	4.66%
Multi-family (5 or more units)	407,386	5.66	429,547	5.47
Commercial real estate	69,882	6.44	75,349	6.63
Construction	—	—	837	11.00
Other	—	—	89	5.25
Commercial business loans	15	2.68	4,255	9.52
Consumer loans	55	16.75	52	17.50
Total loans held for investment, gross	1,025,779	5.20%	1,055,506	5.15%

Advance payments of escrows	273		519
Deferred loan costs, net	9,526		9,532
Allowance for credit losses on loans	(5,934)		(6,577)
Total loans held for investment, net	$1,029,644		$1,058,980
Purchased loans serviced by others included above	$1,559	5.72%	$1,721	5.72%
(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of March 31,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$84,628	—%	$89,103	—%
Checking accounts – interest-bearing	238,705	0.05	248,392	0.04
Savings accounts	225,187	0.39	232,308	0.24
Money market accounts	20,768	0.21	21,640	0.16
Time deposits	323,597	3.28	309,876	3.57
Total deposits(2)(3)	$892,885	1.31%	$901,319	1.30%

Brokered CDs included in time deposits above	$134,437	3.93%	$129,770	4.34%

BORROWINGS:
Overnight	$25,000	3.98%	$20,000	4.65%
Three months or less	35,000	4.50	22,500	4.17
Over three to six months	20,000	4.58	5,000	5.33
Over six months to one year	10,000	4.09	108,000	4.65
Over one year to two years	79,053	3.75	45,000	4.66
Over two years to three years	15,000	4.41	80	4.50
Over three years to four years	—	—	15,000	4.41
Over four years to five years	—	—	—	—
Over five years	—	—	—	—
Total borrowings(4)	$184,053	4.09%	$215,580	4.60%
(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $194.1 million (of which, $61.2 million are collateralized) and $162.2 million (of which, $57.1 million are collateralized) at March 31, 2026 and 2025, respectively.

(3)	The average balance of deposit accounts was approximately $38 thousand and $37 thousand at March 31, 2026 and 2025, respectively.
(4)
The Bank had approximately $232.0 million and $269.8 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $192.3 million and $151.0 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at March 31, 2026 and 2025, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	March 31, 2026		March 31, 2025
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,034,498	4.91%	$1,056,441	5.06%
Investment securities	98,352	1.61	118,431	1.55
FHLB - San Francisco stock and other equity investments	10,247	19.05	10,268	8.30
Interest-earning deposits	29,734	3.66	35,182	4.42
Total interest-earning assets	$1,172,831	4.73%	$1,220,322	4.73%
Total assets	$1,204,187		$1,251,168

Deposits(2)	$881,482	1.33%	$885,032	1.26%
Borrowings	179,013	4.11	221,787	4.52
Total interest-bearing liabilities(2)	$1,060,495	1.80%	$1,106,819	1.91%
Total stockholders’ equity	$128,557		$130,081
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $80.6 million and $88.4 million and the average balance of uninsured deposits of $187.3 million and $131.2 million during the quarters ended March 31, 2026 and 2025, respectively.

	Nine Months Ended		Nine Months Ended
	March 31, 2026		March 31, 2025
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,038,435	5.00%	$1,050,748	5.00%
Investment securities	103,475	1.59	123,983	1.52
FHLB - San Francisco stock and other equity investments	10,265	11.86	10,186	8.33
Interest-earning deposits	29,504	4.00	28,404	4.79
Total interest-earning assets	$1,181,679	4.73%	$1,213,321	4.67%
Total assets	$1,212,395		$1,243,635

Deposits(2)	$880,933	1.33%	$876,176	1.25%
Borrowings	187,341	4.37	223,087	4.59
Total interest-bearing liabilities(2)	$1,068,274	1.86%	$1,099,263	1.93%
Total stockholders’ equity	$129,269		$130,911
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $79.8 million and $88.4 million and the average balance of uninsured deposits of $166.1 million and $127.5 million during the nine months ended March 31, 2026 and 2025, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	03/31/26	12/31/25	09/30/25	06/30/25	03/31/25
Loans on non-accrual status
Mortgage loans:
Single-family	$520	$529	$568	$948	$925
Multi-family	458	461	1,320	466	470
Total	978	990	1,888	1,414	1,395

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	978	990	1,888	1,414	1,395

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$978	$990	$1,888	$1,414	$1,395
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.